Contact:
Jonathan Lloyd Jones	Seth Lewis
Vice President & CFO	Senior Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8818	(646) 378-2952
FOR IMMEDIATE RELEASE

Columbia Laboratories Extends Agreement with Merck Serono for CRINONE Ex-U.S. into 2020

LIVINGSTON, NJ - April 9, 2013 - Columbia Laboratories, Inc. (Nasdaq: CBRX) has amended its license and supply agreement with Merck Serono, a division of Merck KGaA (XETRA: MRK.DE), Darmstadt, Germany, for CRINONE® (progesterone gel) through May 2020, representing an extension of five years beyond the current term, which was due to expire in May 2015. CRINONE is currently approved in over 60 countries, including a number of emerging markets such as China, where it was approved at the end of 2008. Merck Serono has marketing rights worldwide except the United States, where CRINONE is marketed by Actavis, Inc. (NYSE:ACT).
“We are pleased to continue our long-standing partnership with Merck Serono for CRINONE,” said Frank Condella, Columbia's president and chief executive officer. “The early renewal of this agreement through 2020 provides long-term stability for Columbia and surety of supply for Merck Serono as they look to continue their investment in CRINONE globally. We look forward to continued positive cash flow from our core business as Merck Serono builds further sales momentum for CRINONE.”
Under the terms of the amended license and supply agreement, Columbia will remain the sole supplier of CRINONE to Merck Serono and will continue to sell CRINONE to Merck Serono on a country by country basis. From 2014 through 2020, the sourcing conditions for Merck Serono will include incremental volume discounts to incentivize Merck Serono to continue developing existing markets and investing in entry into new markets.
About Columbia Laboratories
Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women's health indications. The Company receives sales and royalty revenues from CRINONE® (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 foreign countries.
Columbia's press releases and other company information are available online at www.columbialabs.com.

The use of the name “Merck” and “Merck Serono” in this press release refers to Merck KGaA of Darmstadt, Germany. In North America, Merck KGaA operates under the umbrella brand EMD.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Actavis' and Merck Serono's success in marketing CRINONE for use in infertility in their respective markets; successful development by Actavis of a next-generation vaginal progesterone product for the U.S. market; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of patent expiration; the impact of competitive products and pricing; the cost of evaluating potential strategic transactions; the cost of the Company's pending relocation to Boston; Columbia's ability to timely regain compliance with the Nasdaq minimum closing bid price rule; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC, including, but not limited to, its Quarterly Report on Form 10-K for the period ended December 31, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S.